CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus dated June 1, 2010 for Invesco Van Kampen Technology Fund, that is incorporated by reference in the Proxy Statement/Prospectus in the Registration Statement of AIM Sector Funds (Invesco Sector Funds) on Form N-14.
We also consent to the reference to our firm as predecessor fund’s auditor under the caption “Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated October 26, 2009 for Van Kampen Technology Fund, in the Statement of Additional Information dated November 10, 2010 of AIM Sector Funds (Invesco Sector Funds), that is incorporated by reference in the Statement of Additional Information in the Registration Statement of AIM Sector Funds (Invesco Sector Funds) on Form N-14.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
November 22, 2010